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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                     Commission File Numbers 1-13978 and 1-13976

             RHG FINANCE CORPORATION/RENAISSANCE HOTEL GROUP N.V.
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            (Exact name of registrant as specified in its charter)

             c/o Marriott Internatioal, Inc., 10400 Fernwood Road
                   Bethesda, Maryland 20817, (301) 380-3000
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       8-7/8% Guaranteed Notes Due 2005/
                 Guarantees of 8-7/8% Guaranteed Notes Due 2005
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           (Title of each class of securities covered by this Form)

                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a) (1) (i)    [ ]    Rule 12h-3 (b) (1) (ii)    [ ]
        Rule 12g-4(a) (1) (ii)   [ ]    Rule 12h-3 (b) (2) (i)     [X]
        Rule 12g-4(a) (2) (i)    [ ]    Rule 12h-3 (b) (2) (ii)    [ ]
        Rule 12g-4(a) (2) (ii)   [ ]    Rule 15d-6                 [ ]
        Rule 12h-3(b) (1) (i)    [X]

        Approximate number of holders of record as of the certification or notice date: 23

        Pursuant to the requirements of the Securities Exchange Act of 1934 RHG Finance Corporation and Renaissance Hotel group N.V. have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

Date: May 13, 1997                      By: /s/ WARD R. COOPER
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                                            Ward R. Cooper
                                            Assistant General Counsel